Exhibit 99.4

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. DeVellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES INVESTMENT BY PFIZER

RESEARCH TRIANGLE PARK, N.C., August 14, 2007 — Icagen, Inc. (Nasdaq: ICGN) today announced that it has entered into a definitive purchase agreement with Pfizer for the private placement of up to $15.0 million of Icagen common stock. In a first closing of the transaction, 2,688,172 shares of common stock will be sold to Pfizer at a price of $1.86 per share, which was the closing bid price of the common stock as reported on the Nasdaq Global Market as of 4:00 p.m. Eastern Time on the business day preceding the execution of this agreement, resulting in gross proceeds to Icagen of approximately $5.0 million. In addition, Icagen has an option to sell to Pfizer up to an additional $10.0 million of common stock at fair market value at the time of exercise, subject to certain terms and conditions, at any time during the 18 months following the date of the purchase agreement. The purchase agreement was completed in conjunction with the formation of a collaboration between Icagen and Pfizer as previously reported today. Icagen intends to use the net proceeds from this private placement to fund its research and development programs and otherwise for general corporate purposes. Icagen expects the first closing of the transaction to occur on August 20, 2007.

The securities offered and to be sold by Icagen in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements. Icagen has agreed, upon Pfizer’s request, subject to the terms and conditions of the purchase agreement to file a registration statement with the SEC covering resale of the shares of common stock issued in the private placement.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain, inflammation, sickle cell disease and dementia, including Alzheimer’s disease.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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